EXHIBIT 99

NEWS RELEASE
------------

FOR IMMEDIATE RELEASE         Contact:  John W. Conlon, Chief Financial Officer
---------------------                   (740) 373-3155
July 19, 1999


               PEOPLES BANCORP INC. REPORTS SECOND QUARTER RESULTS
  ----------------------------------------------------------------------------

              Quarterly operating earnings per share increase 5.3%

         MARIETTA, Ohio - Peoples Bancorp Inc.'s (Nasdaq: PEBO) operating income was $2,549,000 for the second quarter of 1999, up 1.1%, and $5,179,000 for the first six months of 1999, up 5.7%, compared to the same periods a year earlier. Operating earnings per diluted share were $0.40 for the second quarter of 1999, an increase of 5.3%, and $0.80 for the first half of 1999, an increase of 6.7%, compared to $0.38 and $0.75 during the same periods in 1998.
         Operating earnings exclude nonrecurring pretax gains of $427,000 reported in the second quarter of 1998, resulting from gains on securities transactions. The effect of the nonrecurring gain was to increase net income by $278,000, or $0.04 per share. Including the gains on securities transactions, earnings per diluted share were $0.43 for the second quarter of 1998 with net income totaling $2,800,000.
         Cash basis operating earnings per share were $0.47 for the second quarter of 1999, up 9.3% from $0.43 in 1998's second quarter. For the first six months of 1999, cash basis operating earnings per share reached $0.94, an increase of 13.3% compared to the same period a year earlier. Cash basis earnings provide investors with a comparison of the Company's financial results with competitors that make acquisitions using pooling of interest accounting.
         In April, 1999, the Company issued $30 million of 8.62% Capital Securities ("Capital Securities") through PEBO Capital Trust I, a newly formed subsidiary. The Capital Securities, due May 1, 2029, are considered equity under regulatory guidelines and allowed the Company to leverage its financial position, which led to an increase in earning assets of $174.7 million to $970.1 million at June 30, 1999, up 22.0% compared to March 31, 1999. In addition, the Company announced intentions to repurchase up to 5% (or 315,000 shares) of its outstanding common shares.
         The combination of asset growth and continued improvement in the quality of the Company's earning asset base contributed to increased operating earnings. Compared to the same period a year earlier, net interest income grew $1,256,000 (or 15.3%) to $9,460,000 for the second quarter of 1999. For the first half of 1999, net interest income increased $1,955,000 (or 12.0%) to $18,203,000. The Company's ratio of allowance for loan losses improved to 1.68% at June 30, 1999, compared to 1.67% at year-end 1998.
         The Company reported second quarter non-interest income of $1,820,000, an increase of 14.5% compared to the same period a year earlier. For the six months ended June 30, 1999, the Company reported non-interest income of $3,664,000, up 14.2% compared to 1998. In the second quarter of 1999, non-interest expense increased $1,640,000 (or 30.1%) to $7,084,000. For the six months ended June 30, 1999, non-interest expense totaled $13,320,000, up 22.7% compared to the same period a year earlier. Non-interest income and non-interest expense increased due primarily to an acquisition of multiple banking centers in mid-1998. This acquisition resulted in additional revenues from deposit account service fees as well as increased costs for salaries and benefits, and increased intangible amortization expense related to purchase accounting. In addition, non-interest expense increased due to debt service costs on the Capital Securities.
         Robert E. Evans, Peoples Bancorp's President and Chief Executive Officer, commented, "We are pleased with results of operations. We expected the second quarter to be a period of transition, considering we issued the Capital Securities and leveraged our balance sheet. Since most of our asset growth occurred late in the second quarter, we should really see the benefit of the second quarter leverage strategy in the third quarter of 1999 and beyond."
         Peoples Bancorp Inc. is a diversified financial services holding company headquartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp, which is Y2K ready, operates 36 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment and insurance products. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO". Learn more about Peoples Bancorp at www.peoplesbancorp.com.



PEOPLES BANCORP INC.  (Nasdaq: PEBO)
Financial Highlights

                                                      ------------------------    ------------------------
                                                         Three Months Ended            Six Months Ended
                                                      ------------------------    ------------------------
                                                         1999          1998         1999           1998
                                                      ----------    ----------    ----------    ----------
Operating earnings (a)                                $2,549,000    $2,522,000    $5,179,000    $4,898,000
Net income                                            $2,549,000    $2,800,000    $5,179,000    $5,176,000
Cash basis earnings (b)                               $3,005,000    $3,073,000    $6,092,000    $5,720,000
Per share:
     Basic operating earnings (a)                          $0.41         $0.40         $0.82         $0.77
     Diluted operating earnings (a)                        $0.40         $0.38         $0.80         $0.75
     Basic net income                                      $0.41         $0.44         $0.82         $0.82
     Diluted net income                                    $0.40         $0.43         $0.80         $0.79
     Basic cash basis operating earnings (a) (b)           $0.48         $0.44         $0.97         $0.86
     Diluted cash basis operating earnings  (a)            $0.47         $0.43         $0.94         $0.83
(b)
     Basic cash basis net income (b)                       $0.48         $0.49         $0.97         $0.90
     Diluted cash basis net income (a) (b)                 $0.47         $0.47         $0.94         $0.87
Basic weighted average shares outstanding              6,281,877     6,329,995     6,298,652     6,325,825
Diluted weighted average shares outstanding            6,443,357     6,551,252     6,452,820     6,540,332
Return on average equity (a)                              11.90%        13.82%        12.01%        12.89%
Cash basis return on average equity (a) (b)               18.63%        17.94%        18.81%        16.90%
Return on average assets (a)                               1.04%         1.39%         1.12%         1.31%
Cash basis return on average assets (a) (b)                1.26%         1.55%         1.35%         1.47%
Net interest margin (fully tax equivalent)                 4.36%         4.55%         4.45%         4.58%
                                                      ----------    ----------    ----------    ----------

------------------------------------------------------------------------------------------------------------

(a) For comparability, certain 1998 ratios and statistics exclude gains on securities transactions of $427,000 pretax ($278,000 or $0.04 per share).
(b) Excludes after-tax impact of intangible amortization expense and removes balance sheet effect of intangible assets acquired through use of purchase accounting for acquisitions.
--------------------------------------------------------------------------------





           PEOPLES BANCORP INC. CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    -----------   -------------
(in thousands)                                        June 30,     December 31,
ASSETS                                                  1999          1998
                                                    -----------   -------------
Cash and cash equivalents                           $   27,208       $  40,121
Available-for-sale investment securities,
  at estimated fair value                              350,936         235,569
Loans, net of unearned interest                        600,586         567,917
Allowance for loan losses                              (10,119)         (9,509)
                                                    -----------      ----------
     Net loans                                         590,467         558,408
Bank premises and equipment                             14,886          14,826
Other assets                                            37,516          31,360
                                                    -----------      ----------
          TOTAL ASSETS                              $1,021,013       $ 880,284
                                                    ===========      ==========
LIABILITIES
Non-interest bearing deposits                       $   76,300       $  80,884
Interest bearing deposits                              616,869         633,284
                                                    -----------      ----------
      Total deposits                                   693,169         714,168
Short-term borrowings
  (includes securities sold under
    repurchase agreements)                              61,640          32,514
Long-term borrowings                                   150,501          40,664
Accrued expenses and other liabilities                   7,303           6,924
                                                    -----------      ----------
          TOTAL LIABILITIES                            912,613         794,270

Guaranteed preferred beneficial interests
  in junior subordinated debentures                     29,001            ---

STOCKHOLDERS' EQUITY
Common stock, no par value (6,380,718
  shares issued and 6,246,041 outstanding at
    June 30, 1999)                                      64,984          50,807
Accumulated comprehensive (loss) income,
  net of deferred income taxes                          (4,303)          3,588
Retained earnings                                       22,406          33,441
Treasury stock, at cost (134,677 shares
  at June 30, 1999)                                     (3,688)         (1,822)
                                                    -----------      ----------
    TOTAL STOCKHOLDERS' EQUITY                          79,399          86,014
    TOTAL LIABILITIES, MINORITY INTERESTS AND
                                                    -----------      ----------
    STOCKHOLDERS' EQUITY                            $1,021,013       $ 880,284
                                                    ===========      ==========




               PEOPLES BANCORP INC. CONDENSED STATEMENTS OF INCOME

                                             -----------------------   ---------------------
                                               Three Months Ended         Six Months Ended
(in thousands)                                6/30/99      6/30/98      6/30/99     6/30/98
                                             ----------------------    ---------------------
Interest income                              $ 17,622     $ 15,735    $ 33,607     $ 31,099
Interest expense                                8,162        7,531      15,404       14,851
                                             ---------    ---------   ---------    ---------
   Net interest income                          9,460        8,204      18,203       16,248
Provision for loan losses                         447          546         984        1,242
                                             ---------    ---------   ---------    ---------
   Net interest income after provision
     for loan losses                            9,013        7,658      17,219       15,006
Other income                                    1,820        1,590       3,664        3,208
Gain on securities transactions                     1          427           1          431
Other expense                                   7,084        5,444      13,320       10,858
                                             ---------    ---------   ---------    ---------
Income before federal income taxes              3,750        4,231       7,564        7,787
Federal income taxes                            1,201        1,431       2,385        2,611
                                             ---------    ---------   ---------    ---------
          NET INCOME                         $  2,549     $  2,800    $  5,179     $  5,176
                                             ---------    ---------   ---------    ---------



                                 END OF RELEASE